EXHIBIT 99.1

Access National Corporation

progressive business banking

FOR IMMEDIATE RELEASE

July 19, 2004

Access Common Stock Listed
on NASDAQ National Market

Reston, Virginia.

Access National Corporation announced today that its common stock has been listed for trading on the NASDAQ National Market® under the ticker symbol ANCX. The listing application was not made in conjunction with a public offering of new securities.

“We expect this milestone to lay an important foundation for the future development of our company,” said Access CEO Michael Clarke. He continued: “While we are not raising any new capital right now, we anticipate that this development will enable some of our existing shareholders to more readily exit the investment or diversify their holdings while allowing new investors to more easily enter the investment.”

Access National Corporation is a bank holding company based in Reston, Virginia reporting total assets at March 31, 2004 of $334 million. It’s principal operating subsidiaries are Access National Bank and Access National Mortgage Corporation. Additional background information is available at www.AccessNationalBank.com.

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements can be identified through the use of words such as “may,” “could,” “expect,” “believe,” anticipate,” “intend,” “plan” or variations thereof, and may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please see the Company’s Annual Report on Form 10-KSB and other filings with the SEC.

For more information, contact: Michael W. Clarke, President and CEO at 703-871-2100, Karyle Thornton, Marketing Director at 703-871-7367, or go to www.AccessNationalBank.com.

END

voice 703-871-2100       fax 703-766-3385
1800 Robert Fulton Drive, Reston, Virginia 20191